Exhibit 99.1

FOX FACTORY HOLDING CORP.
DEFERRED COMPENSATION PLAN

FOX FACTORY HOLDING CORP.
DEFERRED COMPENSATION PLAN

i

FOX FACTORY HOLDING CORP.
DEFERRED COMPENSATION PLAN

Preamble

Fox Factory Holding Corp. (the “Company”) adopted this Fox Factory Holding Corp. Deferred Compensation Plan (the “Plan”) as of June 30, 2021 (the “Effective Date”) as a strategy to encourage and reward the continued service of key Employees and Non-Employee Directors who are essential to the continued viability of the Company.
The Company intends that the Plan will be an unfunded deferred compensation plan maintained for the exclusive benefit of the Participants, who shall constitute a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) and Non-Employee Directors, and that any Participant or Beneficiary of the Plan shall have the status of an unsecured general creditor with respect to the Plan. The Plan is intended to comply with Section 409A of the Code and shall be unfunded for tax purposes and for purposes of Title I of ERISA.
The terms of the Plan are as follows:
ARTICLE I
DEFINITIONS
1.1“Account(s)” shall mean each Base Compensation Deferral Account, Bonus Compensation Deferral Account, and/or Employer Discretionary Credits Account. The term “Account” shall refer only to a bookkeeping entry and shall not be construed to require the segregation of assets on behalf of a Participant or Beneficiary.
1.2“Base Salary” shall mean the annual rate of base pay paid by the Participating Employer to or for the benefit of the Participant for services rendered, excluding bonuses, commissions, incentive and all other remuneration for services rendered to the Participating Employer and prior to any salary deferrals, including but not limited to, deferral under plans established pursuant to Section 125 of the Code or qualified pursuant to Section 401(a) of the Code.
1.3“Base Compensation” shall mean Base Salary or Director Fees, as applicable.
1.4“Base Compensation Deferral Account” shall mean a bookkeeping account maintained by the Plan Committee for a Participant that is credited with such Participant’s Base Compensation deferrals under Section 3.1 and all earnings and losses allocable thereto.  A Participant shall have a one-hundred percent (100%) non-forfeitable interest in his or her Base Compensation Deferral Account(s) at all times.
1.5“Beneficiary” shall mean the person or persons designated by each Participant under the Plan pursuant to the written beneficiary designation in the form provided by the Plan Committee, which may be in electronic format; provided, however, that a Participant may designate a different Beneficiary hereunder by delivering to the Plan Committee a new written beneficiary designation in the form provided by the Plan Committee and completed specifically with respect to the Plan, which shall revoke all prior designations by the same Participant. If a Participant fails to name a Beneficiary, if a Beneficiary named by the Participant predeceases the Participant or dies before distribution of the Participant’s Account(s), or if such designation is not effective for any reason as determined by the Plan Committee, then the entire value of the Participant’s Account(s) will be distributed as follows: (a) if a Participant leaves a surviving spouse, the Participant’s distributions shall be paid to such surviving spouse; or (b) if a Participant leaves no surviving spouse, the Participant’s distribution shall be paid to such Participant’s estate.
1.6“Board” shall mean the Board of Directors of the Company.
1.7“Bonus Compensation” shall mean any cash compensation earned by a Participant for services rendered by a Participant pursuant to one of the annual cash bonus programs based on financial targets and/or individual objectives as provided by the Participating Employer.
1.8“Bonus Compensation Deferral Account” shall mean a bookkeeping account maintained by the Plan Committee for a Participant that is credited with such Participant’s Bonus Compensation deferrals under Section 3.2 and all earnings and losses allocable thereto. A Participant shall have a one-hundred percent (100%) non-forfeitable interest in his or her Bonus Compensation Deferral Account(s) at all times.

1.9“Change in Control” shall mean the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); or (ii) any person or group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company, including by way of merger, consolidation, or otherwise.
For purposes of this definition, (A) “Person” shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) and (B) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor thereto.
Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.
1.10“Claimant” shall have the meaning set forth in Section 8.1.
1.11“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.
1.12“Company” shall mean Fox Factory Holding Corp., a Delaware corporation, or any successor.
1.13“Compensation Committee” shall mean the Compensation Committee of the Board.
1.14“Credit Date” shall mean each business day of the Plan Year.
1.15“Deferral Election” shall mean an election by a Participant to defer Base Compensation, Bonus Compensation and/or Employer Discretionary Credits. A Participant must make a new Deferral Election with respect to Base Compensation, Bonus Compensation and/or Employer Discretionary Credits with respect to each Plan Year.
1.16“Director Fees” shall mean the annual cash retainer and all meeting fees payable in cash to a Non-Employee Director for service as a member of the Board, including retainers and meeting fees paid for service as the chairperson of the Board, the lead independent Non-Employee Director, chairperson of a committee of the Board, or a member of a committee of the Board.
1.17“Disability” shall mean that a Participant is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii)  by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees; or (iii) determined to be totally disabled by the Social Security Administration.
1.18“Distribution Date” shall mean the date, as permitted by the Plan Committee, specified by a Participant in his or her Election Notice for the payment of all or a portion of such Participant’s Account(s).
1.19“Effective Date” shall have the meaning set forth in the Preamble.
1.20“Election Notice” shall mean the notice or notices established from time to time by the Plan Committee for making Deferral Elections under the Plan, which may be in electronic format. The Election Notice includes the amount or percentage of Base Compensation and/or Bonus Compensation to be deferred (subject to any minimum or maximum amounts established by the Plan Committee), the Distribution Date(s), and the form of payment (lump sum or installments).
1.21“Election Period” shall mean the period established by the Plan Committee with respect to each Plan Year during which a Deferral Election for such Plan Year must be made in accordance with the requirements of Section 409A of the Code, as follows:
(a)General Rule. Except as provided in (b) and (c) below, the Election Period shall end no later than the last day of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates.
(b)Performance-based Compensation. If any Bonus Compensation constitutes “performance-based compensation” within the meaning of Treas. Reg. Section 1.409A-1(e), then the Election Period for such amounts shall be determined by the Plan Committee in accordance with Treas. Reg. Section 1.409A-1(e) (and shall in no event end later than the date on which the amount of the performance-based compensation becomes readily ascertainable).

(c)New Participants. The Election Period for an individual who is treated under Section 409A of the Code as first becoming eligible to participate in an “account balance” plan maintained by the Participating Employer shall end no later than thirty (30) days after the individual becomes eligible to participate in the Plan and shall apply only with respect to compensation paid for services performed after the date of the Deferral Election.
1.22“Employee” shall mean an employee of a Participating Employer.
1.23“Employer Discretionary Credits” shall mean amounts, if any, allocated to a Participant under Section 3.3.
1.24“Employer Discretionary Credits Account” shall mean a bookkeeping account maintained by the Plan Committee for a Participant that is credited with such Participant’s Employer Discretionary Credits under Section 3.3 and all earnings and losses allocable thereto.
1.25“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
1.26“FICA Amount” shall have the meaning set forth in Section 6.7(d).
1.27“Non-Employee Director” shall mean a member of the Board who is not an Employee.
1.28“Participant” shall mean an Employee and Non-Employee Director who has been selected for participation in the Plan and who has elected to participate, as set forth in Article II hereof. If indicated by the context, the term Participant also includes former Participants whose active participation in the Plan has terminated but who have not received all amounts to which they are entitled under the Plan.
1.29“Participating Employer” shall mean the Company and each Subsidiary who has adopted the Plan with the consent of the Company.
1.30“Payment Event” shall have the meaning set forth in Section 6.1.
1.31“Plan” shall mean the Fox Factory Holding Corp. Deferred Compensation Plan, as it may be amended from time to time.
1.32“Plan Committee” shall mean the individual(s) or committee that is appointed, and may be removed, by the Compensation Committee to administer the Plan. In any case, where the Plan refers to the Plan Committee, such reference is deemed to be a reference to any delegate of the Plan Committee appointed for such purpose.
1.33“Plan Year” shall mean the twelve-consecutive month period commencing January 1 of each calendar year, provided that the initial Plan Year shall commence on the Effective Date and end on the following December 31.
1.34“Re-Deferral Election” shall have the meaning set forth in Section 3.4.
1.35“Separation from Service” shall mean a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. Section 1.409A-1(h) including the default presumptions thereunder.
1.36“Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treas. Reg. Section 1.409A-1(i).
1.37“Specified Employee Payment Date” shall mean the first business day of the seventh month following a Specified Employee’s Separation from Service (or, if earlier, upon the date of the Specified Employee’s death).
1.38“State, Local and Foreign Tax Amount” shall have the meaning set forth in Section 6.7(e).
1.39“Subsidiary” shall mean any entity that is controlled by the Company within the meaning of Treas. Reg. Section 1.414(c)-2(b)(2)(i), except that the phrase “at least 50 percent” shall be used in place of “at least 80 percent.”
1.40“Trust” shall have the meaning set forth in Section 12.1.
1.41“Trust Agreement” shall have the meaning set forth in Section 12.1.
1.42“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code); (ii) a loss of the Participant’s property due to casualty; or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Plan Committee.
1.43“Vested Interest” shall mean the percentage of a Participant’s Account(s) that, pursuant to Section 5.1, is vested.

ARTICLE II
PARTICIPATION
2.1Eligibility to Participate. For any Plan Year, participation in the Plan shall be made available to (i) each individual who is a Non-Employee Director and (ii) Employees who are providing services to a Participating Employer and are employed in a position classified by the Participating Employer as a Director-level position or above, in each case, as determined by the Compensation Committee. Notwithstanding the foregoing, each such individual will not be eligible to participate in the Plan until he or she is notified by the Plan Committee of his or her eligibility, including the effective date of such eligibility. The determination as to the eligibility of any individual to initially participate in the Plan or to continue as a Participant shall be made in the sole and absolute discretion of the Compensation Committee, whose decision in that regard shall be conclusive and binding for all purposes hereunder. Eligibility to participate in the Plan in one Plan Year does not guarantee eligibility to participate in any subsequent Plan Year.
2.2Cessation of Active Participation. Notwithstanding any provision herein to the contrary, an Employee or Non-Employee Director who is a Participant shall cease to be entitled to defer Base Compensation and/or Bonus Compensation hereunder as of the earliest to occur of: (i) the date of the termination of the Plan; (ii) the date such individual is no longer eligible to participate under Section 2.1; or (iii) any earlier cessation date designated by the Compensation Committee and communicated to the affected individual prior to the effective date of such cessation. Each former Participant who continues to have a positive balance in any of his or her Account(s) under the terms of the Plan after his or her participation ceases will continue to be treated as if he or she were a Participant for purposes of the Plan until all of his or her Account(s) have been distributed under the terms of the Plan, except that such Participant will not be eligible to make a Deferral Election or receive an allocation of Employer Discretionary Credits unless and until such former Participant again becomes eligible under Section 2.1 and resumes participation in the Plan.
2.3Election Notice. During the Election Period, a Participant shall complete an Election Notice to irrevocably elect to defer a portion of his or her Base Compensation and/or Bonus Compensation for the applicable Plan Year pursuant to Article III hereunder. A Participant’s Deferral Election for a Plan Year expires at the end of such Plan Year, and a new Election Notice must be filed for each subsequent Plan Year. A Participant’s failure to properly complete an Election Notice in accordance with this Section 2.3 shall be deemed an election by the Participant to defer zero percent (0%) of his or her Base Compensation and/or Bonus Compensation, as applicable.
ARTICLE III
DEFERRALS AND CONTRIBUTIONS
3.1Base Compensation Deferrals. For any Plan Year, a Participant may elect, pursuant to Section 2.3, to defer receipt of the Participant’s Base Compensation subject to any minimum or maximum amounts established by the Plan Committee. Notwithstanding any provision of the Plan or a Deferral Election to the contrary, however, the amount withheld from any payment of Base Compensation shall be reduced automatically, if necessary, so that it does not exceed the amount of such payment net of all withholding and authorized deductions, other than any reduction pursuant to such Deferral Election. Any amounts withheld pursuant to this Section 3.1 from the Base Compensation otherwise payable to a Participant shall be credited to his or her Base Compensation Deferral Account as of the date on which such amounts would otherwise have been paid. Base Compensation for a Plan Year not deferred by a Participant pursuant to this Section 3.1 shall be received by such Participant in cash except as provided by any other plan maintained by a Participating Employer. A Deferral Election of Base Compensation pursuant to this Section 3.1 shall be irrevocable through the end of the Plan Year for which it is made.
3.2Bonus Compensation Deferrals. For any Plan Year, a Participant may elect, pursuant to Section 2.3, to defer receipt of the Participant’s Bonus Compensation subject to any minimum or maximum amounts established by the Plan Committee. Notwithstanding any provision of the Plan or a Deferral Election to the contrary, the amount withheld from any Bonus Compensation shall be reduced automatically, if necessary, so that it does not exceed the amount of such payment net of all withholding and authorized deductions other than any reduction pursuant to such Deferral Election. Any amounts withheld pursuant to this Section 3.2 from the Bonus Compensation otherwise payable to a Participant shall be credited to his or her Bonus Compensation Deferral Account as of the date on which such amounts would otherwise have been paid. Bonus Compensation for a Plan Year not deferred by a Participant pursuant to this Section 3.2 shall be received by such Participant in cash except as provided by any other plan maintained by a Participating Employer. A Deferral Election of Bonus Compensation pursuant to this Section 3.2 shall be irrevocable through the end of the Plan Year for which it is made.
3.3Participating Employer Contributions. The Plan Committee may, from time to time in its sole and absolute discretion, credit a Participant’s Employer Discretionary Credits Account with Employer Discretionary Credits for such Plan Year. Such Employer Discretionary Credits may be made on behalf of one or some Participants but not others, and such credits may vary in amount among individual Participants.

3.4Re-Deferrals and Changing the Form of Payment. Subject to the restrictions imposed by the Plan Committee, the Participant may make an election to re-defer the amount in his or her Account(s) until a later Distribution Date and/or to change the form of a payment with respect to amounts payable on the Distribution Date (a “Re-Deferral Election”); provided that, the following requirements are met:
(a)The Re-Deferral Election is made at least twelve (12) months before the original Distribution Date;
(b)The Distribution Date for the re-deferred amounts is at least five (5) years later than the original Distribution Date; and
(c)The Re-Deferral Election will not take effect for at least twelve (12) months after the Re-Deferral Election is made.
ARTICLE IV
CREDITS TO ACCOUNT AND INCOME
4.1Credit to Accounts. All amounts credited or charged to a Participant pursuant to the provisions of this Article IV shall be credited or charged to the Account(s) of the Participant as of the applicable Credit Date. All payments from Account(s) during the Plan Year shall be charged against the Account(s) as of the applicable payment date.
4.2Credit of Earnings. On each applicable Credit Date, the Participant’s Account(s) shall be credited with the earnings and charged with the losses attributable thereto, determined pursuant to the provisions of Section 4.3, as well as any other credits to or charges against such Account(s).
4.3Election of Investments. Each Participant, upon becoming a Participant in the Plan, must, in the manner prescribed by the Plan Committee, designate the manner in which he or she wishes the Account(s) to be deemed invested among the various options designated by the Plan Committee for this purpose (“phantom investment funds”). Such designation may be changed with respect to future credits and transfers among phantom investment funds, by filing an election with the Plan Committee, in the manner prescribed by the Plan Committee, within the period of time established by the Plan Committee. The Participant must designate, in such minimum percentages or amounts as may be prescribed by the Plan Committee, that portion of his or her Account that the Participant wishes to allocate to each phantom investment fund. The Plan Committee may establish limits on the portion of Account(s) that may be hypothetically invested in any phantom investment fund or combination of phantom investment funds. The investment designation will continue until changed by the timely submission of a new investment designation, which change will be effective within the period of time established by the Plan Committee. In the absence of any such investment designation, a Participant’s Account(s) shall be deemed invested in such property as the Plan Committee, in its sole and absolute discretion, shall determine. The Plan Committee may, but shall not be obligated to, invest amounts credited to a Participant’s Account(s) in accordance with the investment designations of such Participant; nevertheless, the Account(s) of such Participant shall be credited with the amount of income, gains and losses attributable thereto, as if the amounts credited to such Account(s) had been so invested. The Plan Committee shall be authorized at any time and from time to time to modify, alter, delete or add to the investment options hereunder. In the event a modification occurs, the Plan Committee shall notify those Participants whom the Plan Committee, in its sole and absolute discretion, determines are affected by the change, and shall give such persons such additional time as is determined necessary by the Plan Committee to designate the manner and percentage in which amounts thereby affected shall be deemed invested. The Plan Committee shall not be obligated to substitute options with similar investment criteria for existing options, nor shall it be obligated to continue the types of investment options presently available to the Participants. Notwithstanding any of the foregoing provisions, in no event shall the Plan Committee be responsible for implementing the investment designation of a Participant unless proper notice of such designation is given to the Plan Committee on the form prescribed by the Plan Committee within the time period established by the Plan Committee for such purpose.
4.4Statements. Each Participant shall be provided with statements setting out the amounts in his or her Account, which shall be delivered quarterly.

ARTICLE V
VESTING OF BENEFITS
5.1Vested Status of Accounts.
(a)Base Compensation and Bonus Compensation Deferral Accounts. Each Participant (or Beneficiary in the case of a Participant’s death) will have a one-hundred percent (100%) Vested Interest in his or her Base Compensation Deferral Account(s) and his or her Bonus Compensation Deferral Account(s) at all times.
(b)Employer Discretionary Credits Accounts. The Employer Discretionary Credits shall vest in accordance with the vesting schedule established by the Plan Committee at or prior to the time the Employer Discretionary Credits are credited. Any balance in a Participant’s Employer Discretionary Credits Account that is not a Vested Interest shall be forfeited upon the occurrence of a Payment Event unless otherwise provided by the Plan Committee.
(c)Vesting Upon Change in Control. Notwithstanding any other provision of the Plan, in the event of a Change in Control, each Participant shall immediately and automatically have a one-hundred percent (100%) Vested Interest in his or her Employer Discretionary Credits Account(s).
ARTICLE VI
PAYMENT OF BENEFIT
6.1Plan Benefit and Event Triggering Payment. With respect to each Account, a Participant’s Plan “benefit” will be such Participant’s Vested Interest in the value of such Account. Subject to Section 6.2, payment of a Participant’s Plan benefit from each Participant’s Account shall be made (or commence in the case of installments) on the earliest to occur of the following events (each, a “Payment Event”):
(a)The Distribution Date specified in the Participant’s Election Notice, to the extent elected by the Participant;
(b)The Participant’s Separation from Service;
(c)The Participant’s death; and
(d)The Participant’s Disability.
Notwithstanding the foregoing, in accordance with Treas. Reg. Section 1.409A-3(d), any payment that is due to be distributed as of a particular date pursuant to the provisions of the Plan (including under Sections 6.2 and 6.4) will be deemed to be distributed as of the designated payment date if it is distributed: (i) on such date or a later date within the same calendar year, or if later, by the fifteenth (15th) day of the third (3rd) calendar month following the designated payment date, or (ii) no earlier than thirty (30) days before the designated payment date, provided that the Participant is not permitted, directly or indirectly, to designate the calendar year of payment.
6.2Timing of Payments to Specified Employees. Notwithstanding anything in the Plan to the contrary, if the Payment Event with respect to a Participant’s Account is a Separation from Service and the Participant is a Specified Employee as of the date of his or her Separation from Service, then no distribution of such Account shall be made until the Specified Employee Payment Date. Any payment to which a Specified Employee otherwise would have been entitled under the Plan upon a Separation from Service shall be paid on the Specified Employee Payment Date.
6.3Timing of Valuation. The value of a Participant’s Account(s) shall be determined as of the most recent Credit Date prior to the date the payment is made.
6.4Form of Payment. With respect to each compensation Deferral Election made by a Participant, such Participant shall irrevocably elect the form of payment with respect to his or her Base Compensation Deferral Account(s), Bonus Compensation Deferral Account(s) and Employer Credits Discretionary Account(s) from among the permissible installment schedules selected by the Plan Committee and set forth in the Election Notice, which may include the following forms:
(a)A lump sum cash payment; or
(b)Annual cash installment payments for a period not less than two (2) years and not more than five (5) years.

The amount of each installment payment shall be determined by multiplying the Participant’s remaining balance in the applicable Account subject to such installment form, and the earnings credited thereto at the time of payment by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments to be made to the Participant. With respect to each Deferral Election, a Participant may irrevocably elect that any remaining Vested Interest in a Participant’s Account be paid in a lump sum cash payment upon the Participant’s Separation from Service if: (i) the Participant has elected that payments from such Account be distributed in annual cash installments upon a Distribution Date, (ii) the first Payment Event to occur with respect to such Account is the Distribution Date, and (ii) the Participant experiences a Separation from Service following the Distribution Date, but prior to the complete distribution of the Participant’s Vested Interest in such Account. In the event a Participant fails to properly or timely elect the form in which his or her benefit payments from an Account are to be made, such Participant will be deemed to have elected that all benefit payments from such Account will be paid in the form of a single lump sum cash payment.
6.5Death. In the event of a Participant’s death prior to complete distribution of the Participant’s Vested Interest in his or her Account(s), the Participant’s Beneficiary or Beneficiaries shall receive such amount in a lump sum payment within ninety (90) days after the Participant’s death.
6.6Payments Due to Unforeseeable Emergency. Except in the case of an Unforeseeable Emergency as described in this Section 6.6, Participants and Beneficiaries shall not be permitted to make withdrawals from the Plan prior to the times set forth in this Article VI.
(a)Request for Payment. If a Participant or Beneficiary suffers an Unforeseeable Emergency, he or she may submit a written request to the Plan Committee for a cash lump sum payment from his or her Base Compensation Deferral Account(s) and Bonus Compensation Deferral Account(s) (but not from his or her Employer Discretionary Credits Account).
(b)No Payment If Other Relief Available. The Plan Committee will evaluate the Participant or Beneficiary’s request for payment due to an Unforeseeable Emergency taking into account the Participant or Beneficiary’s circumstances and the requirements of Section 409A of the Code. In no event will payments be made pursuant to this Section 6.6 to the extent that the Participant or Beneficiary’s hardship can be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant or Beneficiary’s assets, to the extent that liquidation of the Participant or Beneficiary’s assets would not itself cause severe financial hardship; or (iii) by cessation of Deferral Elections under the Plan, if applicable.
(c)Limitation on Payment Amount. The amount of any payment made on account of an Unforeseeable Emergency shall not exceed the amount reasonably necessary to satisfy the Participant or Beneficiary’s financial need, including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the payment, as determined by the Plan Committee.
(d)Timing of Payment. Payments shall be made from a Participant’s Account(s) on the first regularly scheduled pay date that coincides with or immediately follows the first day of the calendar month following the determination by the Plan Committee that an Unforeseeable Emergency has occurred and authorization of payment from the Participant’s Account(s).
(e)Cessation of Deferrals. The Plan Committee in its sole discretion may cancel a Participant’s Deferral Election upon written request of the Participant for the remainder of the Plan Year in which the Unforeseeable Emergency occurs.
6.7Permissible Acceleration Events. The time or schedule of any payment hereunder shall not be accelerated, except to the extent otherwise permitted under Section 409A of the Code and the regulations promulgated thereunder. Consistent with the foregoing sentence, the Plan Committee, in its sole discretion, may accelerate the payment of all or a portion of Participant’s vested Account(s) to the Participant (or following the Participant’s death, the Participant’s Beneficiary) in a lump sum cash payment as soon as administratively practicable after the Plan Committee determines that such acceleration is permitted under one or more of the following:
(a)to the extent that (i) the aggregate amount in the Participant’s Account(s) does not exceed the limit in Section 402(g)(1)(B) of the Code, (ii) the payment results in the termination of the Participant’s entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treas. Reg. Section 1.409A-1(c)(2), and (iii) the Plan Committee’s decision to cash out the Participant’s Account(s) is evidenced in writing no later than the date of payment;
(b)to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code) requirement to pay an individual other than the Participant;
(c)as necessary to comply with a certificate of divestiture (as defined in Section 1043(b)(2) of the Code) related to a conflict of interest exception under Section 409A of the Code;

(d)to pay the Federal Insurance Contributions Act tax imposed under Sections 3101 and 3121(a) and (v) of the Code on compensation deferred under the Plan (the “FICA Amount”) and the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding of Section 3401 of the Code wages and taxes; provided, however, that the acceleration permitted under this paragraph (d) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount;
(e)to pay state, local or foreign tax obligations arising from participation in the Plan that relate to an amount deferred under the Plan before the amount is paid or made available to the Participant (the “State, Local and Foreign Tax Amount”); provided, however, the accelerated payment amount shall not exceed the taxes due as a result of participation in the Plan, and/or to pay income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and the payment of the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the additional Section 3401 wages and taxes; provided however, the accelerated payment amount shall not exceed the aggregate of the State, Local and Foreign Tax Amount and the income tax withholding related to such amount.
(f)to the extent that the Plan Committee determines that the Plan fails to satisfy the requirements of Section 409A of the Code; provided, however, that such distribution shall not exceed the lesser of (i) the amount in the Participant’s Account(s) or (ii) the amount to be reported pursuant to Section 409A of the Code on the applicable Form W-2 (or Form 1099) as taxable income to the Participant; and
(g)upon termination of the Plan, but only to the extent then permitted under Section 409A of the Code.
6.8Withholding Purposes. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit).
6.9Delay of Payments Under Certain Circumstances.
(a)Administrative Delay in Payment. The payment of benefits hereunder shall be made at the time specified in accordance with the provisions of the foregoing sections of this Article VI; provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or, if later, the fifteenth (15th), day of the third (3rd) calendar month immediately following the date on which payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant (or following the Participant’s death, the Participant’s Beneficiary), it is not administratively practicable for the Plan Committee to calculate the amount of benefits due to the Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first (1st) calendar year in which calculation of the amount is administratively practicable.
(b)Payments that Would Violate Federal Securities Laws or Other Applicable Law. Payment will be delayed where the Plan Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Plan Committee reasonably anticipates that the making of the payment will not cause such violation.
(c)Payments that Would Jeopardize the Ability of the Participating Employer to Continue as a Going Concern.  Notwithstanding anything in this Article VI to the contrary, in the event the Board determines that the making of any payment on the date specified hereunder would jeopardize the ability of the Participating Employer to continue as a going concern, the Plan Committee may delay the payment of such benefits until the first (1st) calendar year in which the Board notifies the Plan Committee that the payment of benefits would not have such effect.
(d)Section 162(m) of the Code. If the Compensation Committee reasonably anticipates that if a payment were made as scheduled under the Plan it would result in a loss of the Company’s tax deduction due to the application of Section 162(m) of the Code, such payment may be delayed and paid (i) during the Participant’s first taxable year in which the Compensation Committee reasonably anticipates that the Company’s tax deduction will not be limited or eliminated by the application of Section 162(m) of the Code or (ii) subject to Section 6.2, during the period beginning with the Participant’s Separation from Service and ending on the later of the last day of the Company’s taxable year of the Participant’s Separation from Service or the fifteenth (15th) day of the third (3rd) month following the Participant’s Separation from Service. Notwithstanding the foregoing, no payment under the Plan may be deferred in accordance with this Section 6.9(d) unless all scheduled payments to the Participant that could be delayed in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i) are also delayed.

ARTICLE VII
ADMINISTRATION OF THE PLAN
7.1Designation of Plan Committee. The Plan shall be administered by the Plan Committee. The members of the Plan Committee on the Effective Date shall be the Company’s Chief Financial Officer and Chief Human Resources Officer. The Plan Committee shall serve without bond or security for the performance of its duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company. Any member of the Plan Committee may resign by delivering his or her written resignation to the Compensation Committee.
7.2Actions of Plan Committee. If a committee shall be serving as the Plan Committee at any time, the Plan Committee shall perform any act that the Plan authorizes expressed by a vote at a meeting or in a writing signed by a majority of such individuals without a meeting. Neither the Plan Committee nor any member of the Plan Committee shall vote or decide upon any matter relating solely to himself or herself or vote in any case in which his or her individual right or claim to any benefit under the Plan is particularly involved. If, in any matter or case in which a person is so disqualified to act, the remaining members of the Plan Committee cannot resolve such matter or case, the remaining members of the Plan Committee will appoint a temporary substitute to exercise all the powers of the disqualified person concerning the matter or case in which he or she is disqualified.
7.3Delegation. The Plan Committee may from time to time delegate to another person or organization (including consultants or third party service providers), any of its powers, duties, and responsibilities with respect to the operation and administration of the Plan, including, but not limited to, the administration of claims, the authority to authorize payment of benefits, the review of denied or modified claims, and the discretion to decide matters of fact, determine eligibility for benefits (and the amount of such benefits), and interpret Plan provisions. The Plan Committee also may from time to time employ persons to render advice with regard to any fiduciary responsibility held hereunder and may authorize any person to whom any of its fiduciary responsibilities have been delegated to employ persons to render such advice. Upon designation and written acceptance of any delegation of fiduciary responsibility, the Plan Committee will have no liability for the acts or omissions of any such delegate as long as the Plan Committee does not violate its fiduciary responsibility in making or continuing such delegation. All delegations of fiduciary responsibility will be reviewed periodically by the Plan Committee and will be terminable upon such notice as the Plan Committee in its discretion deems reasonable and prudent under the circumstances.
7.4Expenses and Indemnification. All usual and reasonable expenses incident to the administration of the Plan, including, but not limited to, legal, accounting, and administrative, shall be allocated and paid by a Participating Employer, as determined by the Plan Committee in its discretion. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each current and former member of the Plan Committee and the Compensation Committee and each other current and former employee of a Participating Employer to whom Plan administrative or fiduciary functions have been delegated by the Plan Committee or under the Plan from and against any and all claims and expenses (including, without limitation, attorneys’ fees and related costs), in connection with the performance by such person of his or her duties in that capacity, other than any of the foregoing arising in connection with the gross negligence or willful misconduct of the person so acting. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
7.5Administrative Duties. The Plan Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority and duty to:
(a)promulgate, amend and rescind rules and regulations for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Plan Committee;
(b)construe and interpret, in its discretion, all terms, provisions, conditions, and limitations of the Plan;
(c)authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(d)determine minimum or maximum amounts that Participants may elect to defer under the Plan;
(e)correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan and any instrument, Election Notice or agreement relating to the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;
(f)select the phantom investment funds that will be available for the deemed investment of Accounts under the Plan and establish procedures for permitting Participants to change their selected phantom investment funds;

(g)employ and compensate such accountants, attorneys, investment advisors, and other agents, employees and independent contractors as the Plan Committee may deem necessary or advisable for the proper and efficient administration of the Plan;
(h)calculate deemed investment earnings and losses;
(i)select, subject to the limitations set forth in the Plan, those Employees and Non-Employee Directors who shall be eligible to participate in the Plan and determine in its discretion all questions relating to eligibility;
(j)determine whether any Employer Discretionary Credits will be made to the Plan on behalf of any Participants with respect to any Plan Year, the amount of any such contributions, and the vesting conditions of such contributions, and to accelerate the vesting of any such contributions;
(k)evaluate whether a Participant who has requested payment from his or her Account(s) on account of an Unforeseeable Emergency has experienced an Unforeseeable Emergency and the amount of any payment necessary to satisfy the Participant’s emergency need;
(l)determine whether and when a Participant has had a Separation from Service;
(m)make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder; and
(n)exercise discretion to make any and all other determination which it determines to be necessary or advisable for the administration of the Plan.
All determinations of the Plan Committee shall be conclusive and binding on all Participants and Beneficiaries, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.
7.6Non-Uniform Treatment. The Plan Committee’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants and Beneficiaries. Without limiting the generality of the foregoing, the Plan Committee shall be entitled, among other things, to make non-uniform and selective determinations with regard to: (a) the terms or conditions of any Deferral Election; (b) the amount, terms or conditions of any Employer Discretionary Credits; or (c) the availability of phantom investment funds.
7.7Participating Employer to Supply Information. Each Participating Employer shall supply full and timely information to the Plan Committee and/or Compensation Committee, including, but not limited to, information relating to each Participant’s compensation, age, retirement, death, or other cause of Separation from Service and such other pertinent facts as the Plan Committee may require.  When making a determination in connection with the Plan, the Plan Committee and Compensation Committee shall be entitled to rely upon the aforesaid information furnished by the Participating Employer.
7.8Correction of Errors. Any contrary provisions of the Plan notwithstanding, in the event the Plan: (i) enrolls any individual in the Plan, (ii) pays a Plan benefit or claim under the Plan, (iii) incurs a liability for failure to so enroll or pay a benefit or for terminating enrollment, or (iv) makes any overpayment or erroneous payment to any individual or entity, in any case because of a human or systems error or because of incorrect information provided by, correct information failed to be provided by, fraud, misrepresentation, or concealment of any relevant fact by any Participant, Beneficiary, or other individual, the Plan Committee will be entitled to correct such error in any manner it deems necessary or appropriate, including, without limitation, recovering from such Participant, Beneficiary, or other individual such benefit paid or the amount of such liability incurred and any and all expenses incidental to or necessary for such recovery. Human or systems error or omission will not alter a Participant’s eligibility to participate in the Plan or affect in any way the amount of a Participant’s or Beneficiary’s benefit to which such Participant or Beneficiary is otherwise entitled under the terms of the Plan.
ARTICLE VIII
CLAIMS REVIEW PROCEDURE
8.1Claims Procedures (For Benefits Other Than Disability-Related Benefits).
(a)Filing a Claim. Any Participant or other person claiming an interest in the Plan (the “Claimant”) may file a claim in writing with the Plan Committee. The Plan Committee shall review the claim itself or appoint an individual or entity to review the claim.

(b)Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Plan Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Plan Committee may have up to an additional ninety (90) days to process the claim. If the Plan Committee determines that an extension of time for processing is required, the Plan Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90)-day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Plan Committee expects to render its decision.
(c)Notice of Denial. If the Plan Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(i)The specific reason(s) for the denial;
(ii)Specific reference to the pertinent Plan provisions on which such denial is based;
(iii)A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;
(iv)A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal; and
(v)If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
(d)Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Plan Committee within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Plan Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial sixty (60)-day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Plan Committee. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
(e)Notice of Decision on Appeal. If the Plan Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(i)The specific reason(s) for the denial;
(ii)Specific references to the pertinent Plan provisions on which such denial is based;
(iii)A statement that the Claimant may receive on request all relevant records at no charge;
(iv)A description of the Plan’s voluntary procedures and deadlines, if any;
(v)A statement of the Claimant’s right to sue under Section 502(a) of ERISA; and
(vi)If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
8.2Claims Procedures for Disability-Related Benefits.
(a)Filing a Claim. Any Claimant may file a claim in writing with the Plan Committee for Disability-related benefits. The Plan Committee shall review the claim itself or appoint an individual or entity to review the claim.
(b)Claim Decision. The Claimant shall be notified within forty-five (45) days after the claim is filed whether the claim is approved or denied, unless the Plan Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Plan Committee may have up to two (2) additional thirty (30)-day periods to make a decision. If the Plan Committee determines that an extension of time for processing is required, the Plan Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial forty-five (45) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Plan Committee expects to render its decision.
(c)Notice of Denial. If the Plan Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(i)The specific reason(s) for the denial;
(ii)Specific reference to the pertinent Plan provisions on which such denial is based;
(iii)A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;
(iv)A discussion of the decision that includes the basis for disagreeing with or not following:
(A)the views presented by health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;
(B)the views of medical or vocational experts whose advice was obtained on the Plan’s behalf, regardless of whether the advice was relied on in making the benefit denial; and
(C)a disability determination made by the Social Security Administration (SSA), if presented to the Plan;
(v)If the decision was based on medical necessity or experimental treatment (or a similar exclusion or limit), either:
(A)an explanation of the scientific or clinical judgment for the denial, applying the plan terms to the Claimant’s medical circumstances; or
(B)a statement that this explanation will be provided free of charge upon request;
(vi)Either the specific internal rules, guidelines, protocols, standards, or other similar criteria of the Plan relied on in making the denial, or notice that such rules, guidelines, protocols, standards, or other similar criteria of the Plan do not exist;
(vii)Notice that the Claimant is entitled to receive (on request and free of charge) reasonable access to and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and
(viii)A description of the Plan’s appeal procedures and deadlines applicable to these procedures, including a statement of the Claimant’s right to sue under Section 502(a) of ERISA following a denial on appeal.
Claimants are guaranteed the right to present evidence and testimony regarding their claim during the review process.
(d)Filing an Appeal. A request for appeal of a denied claim must be made in writing to the Plan Committee within one hundred eighty (180) days after receiving notice of denial. The decision on appeal will be made within forty-five (45) days after the Plan Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case the Plan Committee may have an additional forty-five (45) day period to make a decision. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.
On appeal, the review will consider all submitted information, regardless of whether the information was submitted or consulted in the initial decision. The review will not provide deference to the initial decision. The appeal will be conducted by an appropriate named fiduciary, who is not the person who made the initial decision or the subordinate of that person.
For claims involving medical judgment, including decisions about whether a treatment or drug is experimental, investigational, or not medically necessary, the Plan’s named fiduciary will consult with a health care professional who:
(i)Has appropriate training and experience in the area of medicine involved;
(ii)Was not consulted during the initial denial; and
(iii)Is not a subordinate of the person who made the initial denial.
The Plan Committee will identify the medical or other experts who were consulted when making the benefit determination, regardless of whether the expert’s advice was relied on in making the determination.
Before a benefit denial is issued on appeal, the Claimant will be provided (free of charge) with any new or additional evidence considered, relied on, or generated by the Plan, insurer, or other person making the benefit determination (or at the direction of the Plan, insurer, or other person) regarding the claim. The Claimant will be provided any new or additional evidence as soon as possible and sufficiently in advance of the date the appeal denial notice is due, so that the Claimant has a reasonable opportunity to respond.

Before a benefit denial is issued on appeal, if the denial is issued based on a new or additional rationale, the Claimant will be provided, free of charge, with the rationale. The Claimant will be provided with the rationale as soon as possible and sufficiently in advance of the date on which the appeal denial notice is due, so that the Claimant has a reasonable opportunity to respond.
(e)Notice of Decision on Appeal. If the Plan Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(i)The specific reason or reasons why the appeal is denied.
(ii)A reference to the specific Plan provisions on which the denial is based.
(iii)A discussion of the decision that includes the basis for disagreeing with or not following:
(A)the views presented by health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;
(B)the views of medical or vocational experts whose advice was obtained on the Plan’s behalf in connection with the Claimant’s benefit denial, regardless of whether the advice was relied on in making the benefit denial; and
(C)a disability determination made by the SSA regarding the Claimant, if presented to the Plan;
(iv)If the decision was based on medical necessity or experimental treatment (or a similar exclusion or limit), either:
(A)an explanation of the scientific or clinical judgment for the denial, applying the plan terms to the claimant’s medical circumstances; or
(B)a statement that this explanation will be provided free of charge upon request;
(v)Either the specific internal rules, guidelines, protocols, standards, or other similar criteria of the plan relied on in making the denial, or notice that such rules, guidelines, protocols, standards, or other similar criteria of the plan do not exist; and
(vi)A statement of the Claimant’s right to sue under Section 502(a) of ERISA, including a description of any contractual limitations period relevant to the right to sue, with the calendar date on which the contractual limitations period expires for the claim.
8.3Additional Claim Procedure Requirements.
(a)General. The Plan shall comply with applicable Department of Labor regulations regarding the manner in which claims shall be processed.
(b)Limitations. No claim shall be considered under these claims procedures unless it is filed with the Plan Committee within one (1) year after the Claimant knew (or reasonably should have known) of the principal facts on which the claim is based. Every untimely claim shall be denied by the Plan Committee without regard to the merits of the claim. No legal action (whether arising under Section 502 or Section 510 of ERISA or under any other statute or non-statutory law) may be brought by any Claimant on any matter pertaining to the Plan after the earlier of:
(i)three (3) years after the Claimant knew (or reasonably should have known) of the principal facts on which the claim is based, or
(ii)twelve (12) months after the Claimant has exhausted these claims procedures.
Knowledge of all facts that a Participant knew (or reasonably should have known) shall be imputed to each Claimant who is or claims to be a Beneficiary of the Participant (or otherwise claims to derive an entitlement by reference to a Participant) for the purpose of applying the one (1)-year and three (3)-year periods.
(c)Exhaustion Required. The exhaustion of these administrative procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(i)no Claimant shall be permitted to commence any legal action relating to any such claim or dispute (whether arising under Section 502 or Section 510 of ERISA or under any other statute or non-statutory law) unless a timely claim has been filed under these claims procedures and these claims procedures have been exhausted in their entirety; and

(ii)in any such legal action all explicit and implicit determinations by the Plan Committee (including, but not limited to, determinations as to whether the claim, or a request for review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
(d)Venue. The exclusive venue for any legal action arising out of or relating to the Plan, including, but not limited to, actions under Section 502 or 510 of ERISA, is a state or federal court in Fulton County, Georgia.
(e)Standard of Review. The Plan Committee and all persons determining or reviewing claims have full discretion to determine benefit claims under the Plan. Any interpretation, determination or other action of such persons will be overturned only if it is arbitrary or capricious or otherwise an abuse of discretion. Any review of a final decision or action of the persons reviewing a claim shall be based only on such evidence presented to or considered by such persons at the time they made the decision that is the subject of review.
ARTICLE IX
LIMITATION OF RIGHTS
The establishment of the Plan shall not be construed as giving to any Participant Beneficiary, Employee, Non-Employee Director or any person whomsoever, any legal, equitable or other rights against Participating Employers or their officers, directors or agents, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Participating Employers or as giving any Employee or Non-Employee Director the right to be retained in the employment or continue to serve of the Participating Employer. All Participants shall be subject to discharge to the same extent they would have been if the Plan had never been adopted. The rights of a Participant hereunder shall be solely those of an unsecured general creditor of the Participating Employer.
ARTICLE X
AMENDMENT TO OR TERMINATION OF THE PLAN
10.1Generally. The Compensation Committee reserves the right at any time to amend or terminate the Plan in whole or in part. No amendment or termination shall have the effect of retroactively changing or depriving Participants or Beneficiaries of rights already accrued under the Plan except that an amendment to change phantom investment options or an amendment that the Compensation Committee determines is necessary or desirable to comply with Section 409A of the Code shall not require the consent of any Participant. No payment of benefits shall occur upon termination of the Plan unless the requirements of Section 409A of the Code have been satisfied.
10.2Change in Control. Notwithstanding any provision in the Plan to the contrary, the Compensation Committee, without the consent of any Participant, shall have the full discretion and power to terminate the Plan within thirty (30) days preceding or twelve (12) months following a Change in Control and, in the event of such termination, each Participant’s Account(s) shall be distributed within twelve (12) months of the date of such termination.
ARTICLE XI
PARTICIPATING EMPLOYERS
The Compensation Committee designates each Subsidiary employing individuals in a position classified by such Subsidiary as a Director-level position or above, in each case, as determined by the Compensation Committee, as a Participating Employer, provided that such Participating Employer delivers a written instrument evidencing such participation to the to the Secretary of the Company specifying the effective date of such designated participation. Each Participating Employer shall be conclusively presumed to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be amended so as to increase the obligations of a Participating Employer only with the consent of such Participating Employer, which consent shall be conclusively presumed to have been given by such Participating Employer upon its submission, after receipt of notice of such amendment, of any information required by the terms of or with respect to the Plan.  Except as modified by the Compensation Committee in its written instrument, the provisions of the Plan shall be applicable with respect to each Participating Employer separately, and amounts payable hereunder shall be paid by the Participating Employer which employs the particular Participant.

ARTICLE XII
GENERAL AND MISCELLANEOUS
12.1Trust. The Company has entered into an agreement (“Trust Agreement”) pursuant to which Bank of America, N.A. will serve as the trustee of a trust (“Trust”) to be used as a vehicle for accumulating assets to pay benefits under the Plan. The assets held by the Trust shall be invested and distributed in accordance with the terms of the Plan and the Trust Agreement. The Trust is intended to be a rabbi trust and the assets of the Trust shall at all times be subject to the claims of the Participating Employer’s general creditors. Notwithstanding the existence of the Trust, the Plan is intended to be “unfunded” for purposes of ERISA and shall not be construed as providing income to Participants prior to the date that amounts deferred under the Plan are paid.
12.2Non-Alienation. No benefits payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent required by law.
12.3Incapacitated Distributee. In the event any benefit payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Plan Committee, on the basis of qualified medical advice, to be incompetent, the Plan Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.
12.4No Warranties. Neither the Participating Employers nor the Plan Committee warrant or represent that the value of any Participant’s Account will increase. Each Participant assumes the risk in connection with the deemed investment of his or her Account(s).
12.5Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.
12.6Construction. The section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
12.7Compliance with Section 409A of the Code. The Plan is intended to comply with the applicable provisions of Section 409A of the Code and the Plan Committee shall interpret and administer the Plan in accordance therewith. Any ambiguities in the Plan shall be construed to effect this intent. Each payment that a Participant may receive under the Plan shall be treated as a “separate payment” for purposes of Section 409A of the Code. In addition, any provision, including, without limitation, any definition in the Plan that is determined to violate the requirements of Section 409A of the Code shall be void and without effect and any provision, including, without limitation, any definition, that is required to appear in the Plan under Section 409A of the Code that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provisions were expressly set forth. In addition, the timing of certain payments of benefits provided for under the Plan shall be revised as necessary for compliance with Section 409A of the Code. Notwithstanding the foregoing, the Participating Employers and Plan Committee make no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.
12.8Governing Law. The validity and effect of the Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Georgia unless superseded by federal law.
[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, Fox Factory Holding Corp. has caused this Fox Factory Holding Corp. Deferred Compensation Plan to be duly executed effective as of the Effective Date.

FOX FACTORY HOLDING CORP.:
By: /s/ Scott R. Humphrey
Its: Chief Financial Officer and Treasurer
Dated: May 7, 2021